Exhibit 99.1

NEWS FOR RELEASE: 10/25/2007, 4:00pm EDT                  CONTACT: Lee Brown
                                                              (719) 481-7213
                                                       lee.brown@ramtron.com

              RAMTRON REPORTS THIRD-QUARTER 2007 FINANCIAL RESULTS

          EPS more than doubles to $0.05 on record quarterly product revenue of $13 million

COLORADO SPRINGS, CO - October 25, 2007 - Ramtron International Corporation (Nasdaq: RMTR), a leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today reported total revenue of $13.4 million for the third quarter of 2007, 20% higher than the $11.2 million reported for the same quarter of 2006. Third quarter product revenue was $13.0 million, 21% higher than product revenue of $10.7 million reported for the same quarter last year.

Third-quarter net income was $1.1 million, or $0.05 per share, compared with net income of $517,000, or $0.02 per share, for the same quarter a year earlier. Included in the third quarter 2007 results are non-cash, stock-based compensation charges of $646,000. Without these charges, third-quarter net income would have been $1.8 million, or $0.07 per share. Product gross margin for the third quarter of 2007 was 53%, which remained consistent with 53% for the third quarter of 2006.

"Ramtron delivered strong third quarter results," said Ramtron CEO Bill Staunton. "Record product revenue along with a steady product margin and controlled spending drove our net income before stock-based compensation expenses to 13% of total revenue for the quarter. On top more than doubling our net income, we also more than doubled integrated product revenue, pushing the contribution from our feature-rich F-RAM devices to 17% of total products sales during the quarter.

"In addition to the third quarter's solid financial performance, we made progress in our strategy to increase the number of integrated F-RAM devices in our product portfolio. 11 of the 16 new products we have introduced this year are integrated products. The higher average selling prices of these new products and our new 2- and 4-megabit F-RAM memories establishes a solid foundation for revenue growth and expanding net income in the coming years," Staunton added.

Third-Quarter Product Highlights:
--------------------------------

  - Integrated product revenue grew 149% to $2.2 million, or 17% of F-RAM product revenue, during the third quarter of 2007, compared with $874,000, or 8% of F-RAM revenue, for the third quarter of 2006.

  - Ramtron commenced sales of an F-RAM enhanced custom device for use in printer cartridges.

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  -  Ramtron introduced a new F-RAM enhanced MCU product. The device is an
     8051-based microcontroller enhanced with 2-kilobytes of nonvolatile F-RAM memory that drops into industry standard sockets for easy device migration.

  - Ramtron extended its nonvolatile state saver family with three new devices featuring 4-bit state savers and low power options. A state saver saves the state of signals on demand and restores them to the correct state automatically upon the restoration of power. Ramtron's F-RAM technology uniquely enables state savers due to its fast write time and virtually unlimited write endurance.

  - Ramtron expanded its line of Ramtron F-RAM Grade 1 automotive memory products with the qualification of an additional serial 64-kilobit F-RAM device to operate at +125 degrees Celsius (C).

"Considering our strong year-to-date financial results and management's current view of the fourth quarter, we are raising the full-year 2007 targets both for revenue growth and for net income before stock-based compensation expenses. We now anticipate producing year-over-year revenue growth for 2007 in the range of 23% to 27% and a net income margin in the range of 7.5% to 8.5%. These figures are higher than the targets we published at the beginning of the year, which called for a revenue growth target of 20% to 25% and net income margin before stock-based compensation expense in the range of 5.0% to 6.5%," Staunton added.

Conference Call
---------------

Ramtron management's teleconference today will be webcast live on the corporate website. Management plans to webcast slides to support its prepared remarks on quarterly results and business outlook, and then host a live question-and-answer session with institutional investors and research analysts.

How to Participate
------------------

Ramtron Third-Quarter 2007 Results Teleconference
October 25, 2007 at 2:00 p.m. PT / 5:00 p.m. ET

Go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can access the teleconference webcast, assuming that your computer system is configured properly. A webcast replay will be available for one year, and a telephonic replay will be available for seven days after the live call at 706-645-9291, code # 20577418.

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About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements
---------------------

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron's products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron's ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners' timely ability to successfully manufacture products for Ramtron; our foundry partners' ability to supply increased orders for F-RAM products in a timely manner using Ramtron's proprietary technology; any disruptions of Ramtron's foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; and the risk factors listed from time to time in Ramtron's SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Reports filed during 2007. SEC-filed documents are available at no charge at the SEC's website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

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In this release, the references to third quarter net income and earnings per share excluding stock-based compensation charges are not financial measures as defined by generally accepted accounting principles (GAAP). Management believes that the presentation of results excluding these charges provides meaningful supplemental information regarding the Company's operational performance, however these figures are not a replacement for the GAAP financial measures presented nor should they be given greater consideration by investors.

                       (financial statements attached)

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                     RAMTRON INTERNATIONAL CORPORATION
                     THIRD-QUARTER FINANCIAL HIGHLIGHTS
                   CONDENSED CONSOLIDATED INCOME STATEMENTS
               (Amounts in thousands, except per-share amounts)
                                 (Unaudited)

                                    Three Months Ended    Nine Months Ended
                                      September 30,          September 30,
                                      2007     2006         2007      2006
                                    --------  --------    --------  --------
Revenue:
  Product sales                     $13,035   $10,746     $35,683   $29,941
  License fees                          179       179         537       537
  Royalties                             186       233         499       545
  Customer-sponsored research and
    development                          --        --         100        --
                                    --------  --------    --------  --------
                                     13,400    11,158      36,819    31,023
                                    --------  --------    --------  --------
Costs and expenses:
  Cost of product sales               6,071     5,052      16,949    14,165
  Research and development            2,607     2,471       7,956     7,334
  Customer-sponsored research and
    development                          --        --          94        --
  Sales and marketing                 1,590     1,642       5,251     4,494
  General and administrative          1,854     1,326       4,986     3,971
                                    --------  --------    --------  --------
                                     12,122    10,491      35,236    29,964
                                    --------  --------    --------  --------
Operating income                      1,278       667       1,583     1,059

Interest expense                       (113)     (155)       (389)     (472)
Other income, net                        17        23          81       102
                                    --------  --------    --------  --------
Income before income tax provision    1,182       535       1,275       689
Income tax provision                    (46)      (18)        (93)      (53)
                                    --------  --------    --------  --------
Net income                          $ 1,136   $   517     $ 1,182   $   636
                                    ========  ========    ========  ========
Net income per common share:
    Basic                           $  0.05   $  0.02     $  0.05   $  0.03
                                    ========  ========    ========  ========
    Diluted                         $  0.04   $  0.02     $  0.05   $  0.03
                                    ========  ========    ========  ========

Weighted average common shares
  outstanding:
    Basic                            25,161    24,444      25,074    24,407
                                    ========  ========    ========  ========
    Diluted                          26,447    24,781      26,041    24,619
                                    ========  ========    ========  ========

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                     CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Amounts in thousands)
                                  (Unaudited)

                                                   Sep. 30,       Dec. 31,
                                                     2007           2006
                                                   --------       --------
ASSETS

Current assets:
     Cash and cash equivalents                      $ 6,097        $ 4,305
     Accounts receivable, net                         8,937          7,183
     Inventories                                      5,485          6,006
     Other current assets                               665            494
                                                    -------        -------
Total current assets                                 21,184         17,988

Property, plant and equipment, net                    4,758          4,527
Goodwill, net                                         2,292          2,038
Intangible assets, net                                8,056          7,752
Other assets                                            224            152
                                                    -------        -------
Total assets                                        $36,514        $32,457
                                                    =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                               $ 3,601        $ 3,023
     Accrued liabilities                              1,824          1,317
     Deferred revenue                                 1,005          1,040
     Current portion of long-term debt                1,289          1,366
                                                    -------        -------
Total current liabilities                             7,719          6,746

Long-term deferred revenue                            2,064          2,780
Long-term debt                                        4,907          5,859
                                                    -------        -------
Total liabilities                                    14,690         15,385

Stockholders' equity                                 21,824         17,072
                                                    -------        -------
                                                    $36,514        $32,457
                                                    =======        =======

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